As filed with the Securities and Exchange Commission on November 21, 2025
Registration No. 333-
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________________________________________________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________________________________________________________________________________
ResMed Inc.
(Exact name of registrant as specified in its charter)
______________________________________________________________________________________________
Delaware
(State or other jurisdiction of incorporation or organization)
98-0152841
(IRS Employer Identification No.)
9001 Spectrum Center Blvd.
San Diego, CA 92123
United States of America
(Address of principal executive offices)
______________________________________________________________________________________________
RESMED INC. 2009 INCENTIVE AWARD PLAN, AS AMENDED AND RESTATED
(Full Title of the Plan)
______________________________________________________________________________________________

Michael J. Rider Global General Counsel and Secretary ResMed Inc. 9001 Spectrum Center Blvd. San Diego, CA 92123 United States of America (858) 836-5000	Copy to: Sali Wissa, Esq. Baker & McKenzie LLP 300 East Randolph Street, Suite 5000 Chicago, Illinois 60601 United States of America (312) 861-8000
(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
______________________________________________________________________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
ResMed Inc., a Delaware corporation (“we,” “us,” “our” or the “Registrant”) is filing this registration statement on Form S-8 (the “Registration Statement”) pursuant to and in accordance with General Instruction E of Form S-8 to register an additional 2,400,000 shares for grants of equity awards of our common stock, par value $0.004 (the “Common Stock”) under the ResMed Inc. 2009 Incentive Award Plan, as Amended and Restated (the “Plan”).
The Plan currently authorizes the issuance of 14,337,229 shares for grants of equity awards after November 19, 2025 (less shares subject to awards granted after June 30, 2025 and prior to November 19, 2025) of our common stock, par value $0.004 (the “Common Stock”), representing an increase in authorized shares under the Plan of 2,400,000 shares. We have previously registered 51,126,408 shares of Common Stock for issuance under the Plan by (i) a registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission” or the “SEC”) on January 31, 2007, registration no. 333-140351, covering 15,600,000 shares of Common Stock, (ii) a registration statement on Form S-8 filed with the Commission on December 11, 2008, registration no. 333-156065, covering 4,200,000 shares of Common Stock, (iii) a registration statement on Form S-8 filed with the Commission on January 26, 2010, registration no. 333-164527, covering 3,121,650 shares of Common Stock, (iv) a registration statement on Form S-8 filed with the Commission on May 10, 2012, registration no. 333-181317, covering 12,553,350 shares of Common Stock, (v) a registration statement on Form S-8 filed with the Commission on February 28, 2014, registration no. 333-194225, covering 8,258,937 shares of Common Stock, and (vi) a registration statement on Form S-8 filed with the Commission on April 30, 2018, registration no. 333-224537 covering 7,392,471 shares of Common Stock (collectively, the “Prior Registration Statements”). The contents of the Prior Registration Statements are incorporated herein by reference to the extent not modified or superseded by the Prior Registration Statements or by any subsequently filed document that is incorporated by reference in this registration statement or in the Prior Registration Statements. The amount of Common Stock registered under the Prior Registration Statements referenced in (i), (ii) and (iii) has been doubled to reflect a two-for-one stock split on August 17, 2010. This registration statement is registering the additional 2,400,000 shares recently approved by our stockholders for issuance under the Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Not filed as part of this Registration Statement pursuant to the Note to Part 1 of Form S-8. The documents containing the information specified in this Item have been or will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, which have been filed with the Commission, are incorporated as of their respective dates in this Registration Statement by reference and shall be deemed to be a part hereof:
•our Annual Report on Form 10-K for the fiscal year ended June 30, 2025, filed with the SEC on August 8, 2025;
•our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed with the SEC on October 31, 2025;
•our Current Reports on Form 8-K filed with the SEC on July 31, 2025 (solely to the extent of Item 8.01 thereof), August 1, 2025, August 18, 2025, October 30, 2025 (solely to the extent of Item 8.01 thereof), and November 20, 2025; and
•the description of our Common Stock contained in Exhibit 4.2 to our Annual Report on Form 10-K for the fiscal year ended June 30, 2024, filed with the SEC on August 9, 2024.
In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded. Nothing in this Registration Statement shall be deemed to incorporate information furnished by us but not filed with the Commission pursuant to Items 2.02 or 7.01 of Form 8-K.

Item 4. Description of Securities.
    Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
We are incorporated in the state of Delaware. Section 145(a) of the General Corporation Law of the State of Delaware, as amended from time to time, (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
Section 145(d) of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees, or agents of another corporation, partnership, joint venture, trust, or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.
Section 145(j) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.
The First Restated Certificate of Incorporation of ResMed Inc., as amended (the “Certificate of Incorporation”) contains a provision that indemnifies to the fullest extent permitted by Section 102(b)(7) and Section 145 of the DGCL each person that Section 102(b)(7) and Section 145 grant us the power to indemnify. Furthermore, the Ninth Amended and Restated Bylaws of ResMed Inc. (the “Bylaws”) provide for indemnification to the fullest extent permitted by Section 145 of the DGCL of each person that Section 145 of the DGCL grants us the power to indemnify.
We have entered into indemnification agreements with each of our directors and executive officers to provide contractual indemnification in addition to the indemnification provided in our Certificate of Incorporation and Bylaws. Each indemnification agreement provides for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to us or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law. We believe that these provisions and agreements are necessary to attract qualified directors and officers. We intend to maintain insurance coverage for our officers and directors as well as insurance coverage to reimburse us for potential costs of our corporate indemnification of directors and officers.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

4.1
First Restated Certificate of Incorporation of ResMed Inc., as amended. (Incorporated by reference to Exhibit 3.1 to the Registrant’s Report on Form 10-Q for the quarter ended September 30, 2013, filed with the Commission on October 30, 2013)

4.2
Ninth Amended and Restated Bylaws of ResMed Inc. (Incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2025, filed with the Commission on August 8, 2025)

4.3	Form of certificate evidencing shares of Common Stock. (Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (No. 33-91094) declared effective on June 1, 1995)
5.1	Opinion and consent of Baker & McKenzie LLP.
23.1	Consent of Baker & McKenzie LLP. (Included in Exhibit 5.1)
23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
24	Power of Attorney. (Included in the signature page to this Registration Statement)
99.1
ResMed Inc. 2009 Incentive Award Plan, as Amended and Restated, effective as of November 19, 2025 (Incorporated by reference to Appendix A to the Registrant’s definitive Proxy Statement as filed with the Commission on October 2, 2025)

107	Filing Fee Exhibit.

Item 9. Undertakings.
(a)The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” in the effective registration statement; and
(iii)to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that:
(A)paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
In accordance with the requirements of the Securities Act of 1933, ResMed Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused and authorized the officers whose signatures appear below to sign this registration statement on its behalf, in the City of San Diego, State of California, USA, and in the City of Sydney, State of New South Wales, Australia on November 21, 2025.

RESMED INC.

By:	/s/ Michael J. Farrell
Michael J. Farrell, Chief Executive Officer

By:	/s/ Brett A. Sandercock
Brett A. Sandercock, Chief Financial Officer
POWER OF ATTORNEY
Each person whose signature appears below hereby authorizes and appoints Michael J. Farrell and Brett A. Sandercock as attorneys-in-fact and agents, each acting alone, with full powers of substitution to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this registration statement and other documents in connection with the registration statement, with the Securities and Exchange Commission, granting to those attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.
In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of November 21, 2025.

Signature	Title
/s/ Michael J. Farrell	Chief Executive Officer and Chairman (Principal Executive Officer)
Michael J. Farrell

/s/ Brett A. Sandercock	Chief Financial Officer (Principal Financial and Accounting Officer)
Brett A. Sandercock

/s/ Peter C. Farrell	Director and Chair Emeritus
Peter C. Farrell

/s/ Carol J. Burt	Director
Carol J. Burt

/s/ Jan De Witte	Director
Jan De Witte

/s/ Christopher DelOrefice	Director
/s/ Christopher DelOrefice

/s/ Karen Drexler	Director
Karen Drexler

/s/ Harjit Gill	Director
Harjit Gill

/s/ John Hernandez	Director
John Hernandez

/s/ Nicole Mowad-Nassar	Director
Nicole Mowad-Nassar

/s/ Desney Tan	Director
Desney Tan

/s/ Ronald Taylor	Director
Ronald Taylor